February 24, 2000

Mr. William Bork, Sr.
President
Penn National Gaming, Inc.
825 Berkshire Blvd.
Wyomissing, PA 19610

Dear Bill,

         I refer to the contract dated May 7, 1997 between and among PNGI Charles Town Gaming, LLC and the Charles Town HBPA, Inc. The term of this contract is in full force until December 31, 2000 (initial term). There are two one-year rollover terms called first and second extension terms. Notice to terminate, must be given, by either party, prior to September 30, 2000 or September 30, 2001, whichever is applicable.

         The Charles Town HBPA, Inc. hereby waives it's right to terminate this contract either the first or second extension term. This waiver is irrevocable and thus to insure understanding the Charles Town HBPA, Inc. agrees to abide by the provisions of aforesaid contract until the end of the second extension period.

Sincerely,


/s/Richard C. Watson

Richard C. Watson
President

Charles Town HBPA, Inc.

RCW/pe
cc: Jim Buchanan
Richard L. Moore
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